EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-43460, 33-44808, 33-48428, 333-05217, 333-05219, 333-94774, 333-48719, 333-05221, 333-58557, 333-58559, 333-58563, 33-48427, 33-63710, 33-79724, 333-85003, 333-84983, 333-58368, 333-100888, 333-100887, 333-112748, 333-130368, 333-138815, 333-145323, 333-152436, 333-152437 and 333-152438) of Sepracor Inc. of our report dated February 27, 2009 except for the effects of the changes in accounting for certain convertible debt instruments and in the computation of earnings per share discussed in Note C to the consolidated financial statements,  as to which the date is May 14, 2009, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 8-K.

/s/ PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts
May 14, 2009